UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 25, 2006

WAVE SYSTEMS CORP.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24752	13-3477246
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

480 Pleasant Street, Lee, Massachusetts 01238

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code  (413) 243-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 26, 2005 Wave Systems Corp. (NASDAQ:WAVX) received notification from The Nasdaq Stock Market indicating that for the prior 30 consecutive business days, the bid price of Wave’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(b)(4) (the “Rule”). In accordance with Marketplace Rule 4450(e)(2), Wave was provided 180 calendar days, until April 24, 2006, to regain compliance by having its shares close above $1.00 for a minimum of 10 consecutive trading days. On April 25, 2006 Wave received written notification from The Nasdaq Stock Market indicating that the Company failed to regain compliance with the $1.00 per share minimum bid requirement for continued inclusion on The Nasdaq National Market under Nasdaq Marketplace Rule 4450(b)(4) (the “Rule”).

Under the Nasdaq rules, Wave plans to request an appeal hearing before the Listings Qualifications Panel and expects such hearing to be held within four to six weeks. The Company’s shares will continue to be listed on The Nasdaq National Market pending the outcome of the appeal. In the event of an unfavorable determination by the Listing Qualifications Panel, the Company would alternatively apply to have its common stock transferred to The Nasdaq Capital Market, as long as it continues to satisfy the applicable initial listing requirements for such market other than the minimum bid requirement. Wave may also elect to make such application prior to the hearing of the appeal. If such application is approved, Wave will be afforded the remainder of The Nasdaq Capital Market’s 180 calendar day compliance period (i.e. until October 21, 2006) in order to regain compliance with the $1.00 minimum bid requirement. Wave believes that it meets the applicable Nasdaq Capital Market initial listing requirements other than the minimum bid requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE SYSTEMS CORP.

By:	/s/ Gerard T. Feeney
Gerard T. Feeney
Chief Financial Officer